UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 11, 2019

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 McKay Drive

San Jose, California 95131

(Address of Principal Executive Offices) (Zip Code)

(408) 904-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	SYNA	The NASDAQ Global Select Market

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)

Effective May 11, 2019, Richard Bergman resigned his position as a director of Synaptics Incorporated (“Synaptics”). Mr. Bergman’s resignation as a director of Synaptics was not a result of any disagreement with Synaptics on any matter relating to Synaptics’ operations, policies or practices.

In connection with the departure of Richard Bergman as Synaptics’ Chief Executive Officer on March 14, 2019, Mr. Bergman and Synaptics have entered into a separation agreement and release effective May 11, 2019 under which Mr. Bergman has released all claims he may have against Synaptics and Mr. Bergman will receive: (i) a cash payment equal to 12 months’ of Mr. Bergman’s annual base salary, or $700,000, payable in installments over 12 months on regular payroll dates; (ii) 100% of Mr. Bergman’s targeted bonus, or $1,015,000, payable in installments over 12 months on regular payroll dates; (iii) eighteen months of COBRA continuation coverage under Synaptics’ health insurance benefit plan, and (iv) an additional cash payment of $425,400, payable in a lump sum within five business days after the effective date of the separation agreement and release. All unvested options and restricted stock units held by Mr. Bergman as of May 11, 2019, shall cease to vest, and Mr. Bergman shall have the ability to exercise his vested stock options until the earlier of March 14, 2020, or the date on which any particular option grant expires.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Synaptics Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: May 11, 2019	By:	/s/ John McFarland
John McFarland
Senior Vice President, General Counsel and Secretary